Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

KENNECOTT MINERALS HOLDINGS COMPANY

(“Kennecott”),

HECLA ADMIRALTY COMPANY

(“Buyer”)

AND

HECLA MINING COMPANY

(“Hecla”)

February 12, 2008

LIST OF EXHIBITS, ANNEXES AND SCHEDULES

Exhibit A	Venture Agreement
Exhibit B	Unaudited Venture Financial Statement & Company Financial Statement
Exhibit C	Form of Stock Power
Exhibit D	Form of Kennecott Closing Certificate
Exhibit E	Form of FIRPTA Certificate
Exhibit F	Form of Opinion of Counsel to Kennecott
Exhibit G	Form of Kennecott Guaranty
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Buyer’s Closing Certificate
Exhibit J	Form of Hecla Guaranty
Exhibit K	Form of Opinion of Counsel to Buyer
Annex I	Exceptions to Kennecott’s Representations and Warranties
Annex II	Exceptions to Buyer’s and Hecla’s Representations and Warranties
Annex III	Disclosures to Representations and Warranties Regarding the Companies

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is entered into as of February 12, 2008, by and among Kennecott Minerals Holdings Company, a Delaware corporation (“Kennecott”), Hecla Admiralty Company, a Delaware corporation (“Buyer”), and Hecla Mining Company, a Delaware corporation (“Hecla”).

RECITALS

A.        Kennecott owns all of the issued and outstanding shares of common stock of Kennecott Greens Creek Mining Company, a Delaware corporation (“KGCMC”), and Kennecott Juneau Mining Company, a Delaware corporation (“KJMC”, and together with KGCMC, the “Companies”). KGCMC owns an undivided 57.7505% interest, and KJMC owns an undivided 12.5164% interest, in the Greens Creek Joint Venture, the principal operations of which are located on Admiralty Island in Alaska. KGCMC is the manager of the Venture.

B.        Buyer desires to purchase all of the issued and outstanding shares of common stock of the Companies (collectively, the “Shares”) from Kennecott and Kennecott is willing to sell the Shares to Buyer.

C.        Nothing in this Agreement is intended by the Parties to terminate the Venture.

D.        This Agreement sets forth the terms and conditions of the purchase and sale of the Shares.

AGREEMENT

In consideration of the mutual representations, warranties, and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Kennecott, Buyer and Hecla agree as follows.

1.         Definitions.  In addition to the definitions contained elsewhere in this Agreement, the following capitalized terms have the meanings set forth in this Section 1:

(a)       “Adverse Consequences” means the losses, claims, liabilities and damages actually incurred that arise from or are incurred as a result of actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but, in each case, excluding incidental, punitive, indirect, and consequential damages and normal operating and commercial risk.

(b)       “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

(c)       “Agreement” means this Stock Purchase Agreement.

(d)       “Applicable Rate” means the interest rate published as the Prime Rate in the “Money Rates” column of The Wall Street Journal, as said rate may change from day to day, or if said column sets forth a range of rates on a single day, the arithmetic mean thereof.

(e)       “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Salt Lake City, Utah, are permitted or required to be closed.

(f)       “Buyer” has the meaning set forth in the preface above.

(g)       “Buyer Material Adverse Effect” means a change, effect, event, occurrence or state of facts that is materially adverse to the business or the financial condition, operations, results of operations, assets or properties of the Buyer and Hecla, taken as a whole, or Hecla as Guarantor, other than any change, effect, event, occurrence or state of facts arising in whole or in part by (i) general economic or political conditions or a decline or deterioration in the capital markets generally (including any changes to interest rates or exchange rates) or conditions generally affecting the base and precious metals mining industry (except to the extent that such change, effect, event, occurrence or state of facts materially and disproportionately has a greater adverse impact on Buyer as compared to the adverse impact such changes have on other Persons operating in the base and precious metals mining industry, but taking into account for purposes of determining whether a Buyer Material Adverse Effect has occurred only the materially disproportionate adverse change, effect, event, occurrence or state of facts), (ii) any change or prospective change in law, GAAP or IAS, or any interpretation of any of the foregoing, (iii) the execution of this Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby (including compliance with the terms of this Agreement), (iv) any existing event or occurrence disclosed on the Schedules attached hereto, and (v) changes caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement.

(h)       “CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, and the rules and regulations promulgated thereunder.

(i)       “Closing” has the meaning set forth in Subsection 2(d) below.

(j)       “Closing Date” has the meaning set forth in Subsection 2(d) below.

(k)       “Closing Statement” has the meaning set forth in Subsection 2(f) below.

(l)       “Code” means the Internal Revenue Code of 1986, as amended.

(m)       “Companies” means, collectively, KGCMC and KJMC.

(n)       “Companies Material Adverse Effect” means a change, effect, event, occurrence or state of facts that is materially adverse to the business or the financial condition, operations, results of operations, assets or properties of the Companies, taken as a whole, other than any change, effect, event, occurrence or state of facts arising in whole or in part by (i) general economic or political conditions or a decline or deterioration in the capital markets generally (including any changes to interest rates or exchange rates) or conditions generally affecting the base and precious metal mining industry (except to the extent that such change, effect, event, occurrence or state of facts materially and disproportionately has a greater adverse impact on the Companies, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the base and precious metal mining industry, but taking into account for purposes of determining whether a Companies Material Adverse Effect has occurred only the materially disproportionate adverse change, effect, event, occurrence or state of facts), (ii) any change or prospective change in law, GAAP or IAS, or any interpretation of any of the foregoing, (iii) the execution of this Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby (including compliance with the terms of this Agreement), (iv) any action taken by (or at the request of) Buyer, (v) any existing event or occurrence disclosed on the Schedules attached hereto, and (vi) changes caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement.

(o)       “Company Financial Statement” means the unaudited pro forma balance sheet for each of KGCMC and KJMC as at December 31, 2007, which will reflect the assets, liabilities and shareholder equity of the Companies after eliminating all assets and liabilities of the Other Businesses to be transferred out or eliminated prior to the Closing and a reconciliation to the Venture Financial Statement as set forth on Exhibit B.

(p)       “Confidential Information” means any confidential or proprietary information relating to or concerning the businesses and affairs of Kennecott, KGCMC, KJMC, and the Rio Tinto Group, the Venture, or Hecla and its Affiliates that is related to the transactions contemplated by this Agreement, excluding information (i) that is already generally available to the public, or (ii) that Hecla or its Affiliates are entitled to receive pursuant to the Venture Agreement and which will be held as confidential thereunder or except as required to be disclosed by law or applicable stock exchange rules. Confidential Information includes, without limitation, all notes, analyses, compilations, studies, inspections, reports or other documents (whether in hard copy or electronic format or otherwise) prepared by the recipient of any Confidential Information that contains, reflects or are based on any Confidential Information disclosed to a Party, its Affiliates or representatives.

(q)       “Environmental, Health, and Safety Requirements” shall mean all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to operations of the Venture, including without limitation all those relating to mining health and safety, occupational health and safety, reclamation, closure and remediation requirements, and the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

(r)       “ERISA” has the meaning set forth in Section 4(m) below.

(s)       “Event of Default” has the meaning set forth in Section 9.

(t)        “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(u)       “Hart - Scott - Rodino Act” means the Hart - Scott - Rodino Antitrust Improvements Act of 1976, 15 USCA § 18a, as amended, and the rules and regulations promulgated thereunder.

(v)       “Hecla” means Hecla Mining Company, a Delaware corporation.

(w)      “Hecla Group” means from time to time, Hecla, Buyer, Hecla Limited and each of their Affiliates and, with respect to any indemnification given by any member of the Rio Tinto Group in this Agreement, includes their respective permitted successors and assigns, directors, officers, employees and agents.

(x)       “Hecla Guaranty” has the meaning set forth in Subsection 2(e)(ii)(D).

(y)       “Hecla Shares” is defined in Section 2(c).

(z)       “IAS” means the International Accounting Standards adopted by the International Accounting Standards Board as in effect from time to time.

(aa)     “Income Taxes” means any federal, state, local, or foreign Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.

(bb)     “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(cc)     “Indemnified Party” has the meaning set forth in Subsection 10(d) below.

(dd)     “Indemnifying Party” has the meaning set forth in Subsection 10(d) below.

(ee)     “Kennecott” has the meaning set forth in the preface above.

(ff)      “Kennecott Guarantor” means Kennecott Holdings Corporation, a Delaware corporation.

(gg)     “Kennecott Guaranty” has the meaning set forth in Section 2(e)(i)(E).

(hh)     “Kennecott Material Adverse Effect” means a change, effect, event, occurrence or state of facts that is materially adverse to the business or the financial condition, operations, results of operations, assets or properties of Kennecott or Kennecott Guarantor, other than any change, effect, event, occurrence or state of facts arising in whole or in part by (i) general economic or political conditions or a decline or deterioration in the capital markets generally (including any changes to interest rates or exchange rates) or conditions generally affecting any segment in the industry in which the Buyer operates (except to the extent that such change, effect, event, occurrence or state of facts materially and disproportionately has a greater adverse impact on Kennecott as compared to the adverse impact such changes have on other Persons operating in the same industries as the Kennecott operates, but taking into account for purposes of determining whether a Kennecott Material Adverse Effect has occurred only the materially disproportionate adverse change, effect, event, occurrence or state of facts), (ii) any change or prospective change in law, GAAP or IAS, or any interpretation of any of the foregoing, (iii) the execution of this Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby (including compliance with the terms of this Agreement), (iv) any existing event or occurrence disclosed on the Schedules attached hereto, and (v) changes caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement.

(ii)       “Knowledge of Hecla” means the actual knowledge of Phillips S. Baker, a director and the Chief Executive Officer of Hecla, Ron Clayton, the Chief Operating Officer of Hecla, and Lewis Walde, the Chief Financial Officer of Hecla, after due inquiry of personnel directly reporting to such Persons having the following responsibilities: the primary legal, financial, environmental, employee benefits, and operating responsibilities for Hecla and/or Buyer.

(jj)       “Knowledge of Kennecott” means the actual knowledge of David Salisbury, a director and the President and Chief Executive Officer of Kennecott and each of the Companies, and Clayton Walker, General Manager and Chief Operating Officer of each of the Companies, after due inquiry of personnel directly reporting to such Persons, having the following responsibilities: the primary legal, financial, environmental, employee benefits, and operating responsibilities for Kennecott and/or the Companies.

(kk)     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(ll)       "Other Businesses" means businesses, ventures, activities or operations engaged in by either of the Companies prior to the Closing Date except for businesses, ventures, activities or operations related to the Venture or any of the Venture’s assets.

(mm)     “Participant” is defined in the Venture Agreement.

(nn)     “Party” means Kennecott, Buyer or Hecla (including in its capacity as Guarantor) and “Parties” means Kennecott, Buyer and Hecla (including in its capacity as Guarantor).

(oo)     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(pp)     “Purchase Price” has the meaning set forth in Subsection 2(a) below and consists of the payments described in Subsection 2(b) and 2(c) below.

(qq)     “Rio Tinto Group” means Rio Tinto plc and Rio Tinto Limited and any “affiliated group” of such companies (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Kennecott as of the Closing Date (except that the Venture and the Companies shall not be included in the Rio Tinto Group from and after the Closing), and, with respect to any indemnification given by any member of the Hecla Group in this Agreement, includes their respective permitted successors and assigns, directors, officers, employees and agents.

(rr)      “Securities Act” means the Securities Act of 1933, 15 USCA § 77a et seq., as amended and the rules and regulations promulgated thereunder.

(ss)      “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 USCA § 78a et seq., as amended and the rules and regulations promulgated thereunder.

(tt)       “Shares” means all of the issued and outstanding shares of the common stock of KGCMC and KJMC.

(uu)     “Straddle Period” means a Taxable period beginning on or before and ending after the Closing Date.

(vv)     “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

(ww)   “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(xx)     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(yy)     “Third Party Claim” has the meaning set forth in Subsection 10(d) below.

(zz)     “Transfer Tax” means any documentary, stamp, excise, transfer, sales or use Tax resulting from the transfer of the Shares to Buyer.

(aaa)    “Transition Services Agreement” has the meaning set forth in Subsection 2(e)(i)(F).

(bbb)    “USCA” means United States Code Annotated.

(ccc)    “Venture” means the Greens Creek Joint Venture between the Companies and Hecla or its Affiliates pursuant to the Venture Agreement.

(ddd)   “Venture Agreement” means the Restated Mining Venture Agreement executed and effective as of May 6, 1994, a copy of which is attached hereto as Exhibit A, as amended.

(eee)    “Venture Financial Statement” means the unaudited balance sheet of the Venture dated as at December 31, 2007 attached hereto as Exhibit B.

(fff)    “$” means dollars, currency of the United States of America.

2.	Purchase and Sale of the Shares.

(a)       Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase all of Kennecott’s rights, titles and interests in and to the Shares, and Kennecott agrees to sell all of its rights, titles and interests in and to the Shares to Buyer, for consideration in the aggregate amount of $750,000,000 as specified in Subsections 2(b) and 2(c) (collectively, the “Purchase Price”).

(b)       Payments.  Buyer agrees to pay to Kennecott, as the cash portion of the Purchase Price, the sum of $700,000,000, in each case to be paid in immediately available funds on the date of transfer, by wire transfer to the account of Kennecott as furnished to Buyer upon the execution of this Agreement. Any amount above not paid when due shall bear interest at the Applicable Rate plus two percent (2%), from the date due until the date paid. Payments shall be made as follows:

(i)        Initial Payment.  Concurrently with the execution of this Agreement, Buyer will wire transfer to Kennecott the sum of $15,000,000 in immediately available funds to the above-referenced account; and

(ii)       Payment at Closing.  At the Closing, Buyer shall wire transfer to Kennecott the sum of $685,000,000 in immediately available funds to the above-referenced account in payment of the remainder of the cash portion of the Purchase Price.

(c)       Other Consideration.  At the Closing, Buyer shall deliver to Kennecott in a private placement such number of ordinary shares of Hecla common stock as is obtained by dividing $50,000,000 by the volume-weighted average trading price on the New York Stock Exchange for the twenty (20) trading days immediately prior to the second trading day immediately preceding the Closing Date (the “Hecla Shares”).

(d)       Closing.  Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kennecott in Salt Lake City, Utah, on the date that is two (2) Business Days following each Party’s notification of the other of the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as provided in Section 7 of this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself), commencing at 9:00 a.m. local time, but, in any event, no later than 180 days following the execution of this Agreement, or such other date as Buyer and Kennecott may mutually determine (the “Closing Date”).

(e)       Deliveries at Closing.  At the Closing, the Parties shall make the following deliveries:

(i)         Kennecott Deliveries.  Kennecott shall deliver to Buyer:

(A)      One or more certificates representing all of the Shares endorsed in blank or accompanied by duly executed stock powers in the form attached hereto as Exhibit C;

(B)      a certificate in the form attached hereto as Exhibit D, duly executed by an officer of Kennecott, to the effect that each of the conditions set out in Subsections 7(a)(i) - (iii) is satisfied or waived in all respects;

(C)      a FIRPTA certificate in the form of attached hereto as Exhibit E, duly executed by an officer Kennecott as described in Section 7(a)(vi);

(D)      a signed original opinion substantially in the form attached as Exhibit F, dated as of the Closing Date;

(E)       a signed original of the Kennecott Guaranty from Kennecott Guarantor substantially in the form attached as Exhibit G, duly executed by an officer of Kennecott Guarantor (the “Kennecott Guaranty”);

(F)       the Transition Services Agreement substantially in the form attached hereto as Exhibit H, duly executed by an officer of Rio Tinto Services Inc. (the “Transition Services Agreement”); and

(G)      the resignations of all officers and directors of the Companies, as described in Subsection 7(a)(vii).

(ii)         Buyer Deliveries.  Buyer shall deliver to Kennecott:

(A)      Confirmation of wire transfer of the immediately available funds specified in Subsection 2(b)(ii);

(B)      The Hecla Shares described in Section 2(c)(ii), issued in the name of Kennecott or with the consent of Buyer, which consent shall not be unreasonably withheld, in the name of a Kennecott Affiliate;

(C)      a certificate in the form attached hereto as Exhibit I, duly executed by an officer of the Buyer, to the effect that each of the conditions specified in Subsection 7(b)(i) - (iii) is satisfied or waived in all respects;

(D)      a signed original of the Hecla Guaranty from Hecla substantially in the form attached as Exhibit J, duly executed by an officer of Hecla (the “Hecla Guaranty”);

(E)       a signed original opinion substantially in the form attached as Exhibit L, dated as of the Closing Date; and

(F)       the Transition Services Agreement substantially in the form attached hereto as Exhibit H, duly executed by an officer of Buyer or its designee.

(f)	Closing Statement and Adjustment.

(i)        Procedure.  Within ten (10) Business Days following the Closing, Kennecott will prepare and deliver to Buyer a post-closing reconciliation statement (the “Closing Statement”), which shall contain a calculation of an adjustment to the Purchase Price (the “Adjustment Amount”). The Adjustment Amount, which may be a positive or a negative number, shall be (x) the sum of any dividends or distributions in cash or in kind from the Venture made by the Companies to Kennecott in the period between the date of this Agreement and the Closing Date; minus (y) the sum of any cash contributions made by Kennecott to the Companies in order to meet net cash calls made under the Venture Agreement in the period between the date of this Agreement and the Closing Date; minus (z) for the period commencing on May 1, 2008 and ending on the Closing Date, interest on $735,000,000, calculated at an annual interest rate of 6% compounded monthly (using a 360 day year and 30 day months).

(A)      The Closing Statement will include copies of the bank transfers evidencing flows of funds included under (x) or (y) above.

(B)      If the Adjustment Amount is positive, the Adjustment Amount shall be paid by Kennecott to Buyer within five (5) Business Days of the delivery of the Closing Statement to Buyer by wire transfer in immediately available funds to an account designated by Buyer.

(C)      If the Adjustment Amount is negative, a sum equal to the absolute value of the Adjustment Amount shall be paid by Buyer to Kennecott within five (5) Business Days of Buyer’s receipt of the Closing Statement by wire transfer in immediately available funds to the account referenced in Subsection 2(b) above.

(D)      Both Parties shall have access to, and the right to investigate and audit, the records and figures used for the various credit calculations made in preparation of the Closing Statement and Buyer’s detailed written explanation of any disagreements, if any.

(E)       For purposes of clarity, trade payables paid to Kennecott or any Affiliate of Kennecott in the Ordinary Course of Business shall not be deemed to constitute a dividend or distribution hereunder.

(ii)       Dispute.  If within five (5) days following delivery of the Closing Statement by notice to the other, either Party disputes the calculation set forth above, the undisputed portion will be paid, and the Party disputing the amount shall specify the basis for the dispute and the matter shall be submitted to Deloitte & Touche, or in the event of their failure or inability to act, to another firm agreed upon by Kennecott and Buyer, as an independent accounting firm, to make the calculations within 10 days and whose determinations shall be final. Any adjustments to the payments required as a result of such dispute resolution shall be immediately upon such determination paid by the Party owing the same to the Party owed the same.

(g)	Insurance Recovery.

(i)        Kennecott and its Affiliates are engaged in litigation to recover environmental clean-up costs from various insurers that historically provided insurance coverage to the predecessors-in-interest of Kennecott. The insurance policies involved were in effect on or prior to January 1, 1993 (the “Historic Policies”). Kennecott represents and warrants that the Companies are not parties to the litigation, and that the assets of the Companies, including their interests in the Venture, are not specifically named in the litigation. In the course of the litigation, some settlements have been reached or will be reached, and as a part of such settlements the insurers have required or may require Kennecott and its Affiliates to release all claims and to indemnify the insurers from potential future claims covered by the settlement with respect to the Historic Policies. Buyer acknowledges Kennecott’s authority to carry on the litigation and to effectuate any settlements with such insurers as it deems appropriate, including the execution of any releases or settlement agreements by Kennecott on its behalf and on behalf of its Affiliates, including the Companies and the Venture, with respect to the Historic Policies for all periods prior to the Closing Date. Buyer further acknowledges that such actions taken on behalf of the Companies and the Venture, whether taken before or after Closing, shall not be outside the Ordinary Course of Business of the Companies and shall be binding on the Companies and Buyer, provided that Kennecott shall indemnify and reimburse Buyer and any member of the Hecla Group for any Adverse Consequences that result from the settlements and releases referred to in this Section 2(g), without any of the limitations set forth in Section 10(b). Buyer agrees that, if such settlement is finalized, the Companies will no longer be an insured under the Historic Policies and covenants that, after Closing, the Companies will make no new claim under such policies. Buyer also acknowledges that it shall have no right to any proceeds received in settlement or litigation either before or after Closing and that such proceeds shall not be included in the calculation of the Purchase Price or reflected in the Statement prepared pursuant to Subsection 2(f) above.

(ii)       Notwithstanding the foregoing Section 2(g)(i) above, should any Party or its Affiliates receive an insurance recovery pertaining to Venture operations based on occurrences prior to the Closing, such Party agrees to deliver to Kennecott or the other Venture Participants, as the case may be, their proportional share of such recovery promptly, but only to the proportion that such Participant bore the liability to which such insurance recovery relates.

(h)       Other Businesses.  Prior to the Closing Date, one or both of the Companies may have engaged in Other Businesses. In this Agreement, the Parties intend to protect Buyer from and against any and all Adverse Consequences relating to the Companies, whether arising before, on or after the Closing Date, associated with the Other Businesses. Prior to Closing, Kennecott will cause the Companies to transfer to Kennecott and/or another member of the Rio Tinto Group all of the assets and liabilities (including all known and unknown or contingent liabilities, specifically including all liabilities relating to Environmental, Health and Safety

Requirements, CERCLA, or mining operations other than the Venture) related solely to such Other Businesses, but not related to the Venture. Kennecott shall retain all rights, obligations and liabilities attributable to, and shall be entitled to all benefits of ownership of, all Other Businesses, and Kennecott shall, or shall cause such transferee to, fully and unconditionally indemnify, defend and hold harmless the Hecla Group from and against any and all Adverse Consequences in connection with, incident to or arising out of the operations of the Companies with respect to such Other Businesses, and any such transfer, including, without limitation, Adverse Consequences under any Environmental, Health and Safety Requirement or any contract, warranty, tort, or other theory of law.

3.	Representations and Warranties Concerning the Transaction.

(a)       Representations and Warranties of Kennecott.  Kennecott represents and warrants to Buyer that the statements contained in this Subsection 3(a) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as set forth in Annex I attached to this Agreement.

(i)        Organization of Kennecott.  Kennecott is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)       Authorization of Transaction.  Kennecott has full corporate power and authority to execute and deliver this Agreement and the other agreements required to be delivered in connection herewith and to perform its obligations hereunder and thereunder. Upon execution and delivery hereof by each Party, this Agreement constitutes the valid and legally binding obligation of Kennecott, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and the other agreements required to be delivered in connection herewith have been duly authorized by Kennecott, including any actions required to be taken by its stockholder and board of directors.

(iii)      Noncontravention.  Neither the execution and the delivery of this Agreement, nor the closing of the transactions contemplated hereby, will (A) violate any provision of Kennecott’s certificate of incorporation or bylaws, (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Kennecott is subject, except as has not had and would not reasonably be expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect, (C) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, mortgage, deed of trust, contract, lease, license, instrument, or other arrangement to which Kennecott is a party or by which it is bound or to which any of its properties are subject, except as has not had and would not reasonably be expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect, or (D) result in the imposition or creation of a lien or any other encumbrance upon or with respect to the Shares. Kennecott is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement (other than under the Hart-Scott-Rodino Act, and applicable federal and state securities laws relating to private placements), except where the failure to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency would not reasonably be expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect.

(iv)      Brokers’ Fees.  Kennecott has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any of the Companies could become liable or obligated.

(v)       The Shares.  Kennecott holds of record and owns beneficially all of the Shares, free and clear of any restrictions on transfer (other than applicable restrictions under the Securities Act and state securities laws relating to a private placement of such Shares), taxes, pledges, security interests, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Kennecott is not a party to any option, warrant, purchase right, or other contract or commitment that could require Kennecott to sell, transfer, or otherwise dispose of the Shares (other than this Agreement). Kennecott is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Shares.

(vi)      Investment.  Kennecott acknowledges that the Hecla Shares will not, as of the Closing Date, have been registered under the Securities Act or any state securities law. Kennecott is an “accredited investor” under such Act and laws and is acquiring the Hecla Shares for investment for Kennecott’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Kennecott has no present intention of selling, granting any participation in, or otherwise distributing the same. Kennecott further acknowledges that the certificates evidencing the Hecla Shares will bear the following legend: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(vii)     Information to Kennecott.  Prior to the Closing Date, each of the Companies has been and is a Participant in the Venture and an active participant in various member and committee meetings and has received various reports and information from the Manager of the Venture. Kennecott shall be deemed to have actual knowledge of such received information. None of the representations or warranties given or made by Buyer and/or Hecla in this Agreement are, to the Knowledge of Kennecott, inaccurate or incomplete.

(viii)     Compliance with Venture Agreement.  To the Knowledge of Kennecott, Hecla and each Hecla Affiliate who has been a Participant in the Venture is in full compliance in all material respects with all applicable terms in its capacity as a Participant pursuant to all applicable terms and requirements of the Venture Agreement and no breach of the Venture Agreement by any member of the Hecla Group has occurred and is continuing or any event or circumstance exists that (with or without notice or the passage of time) may give any of the Companies the right to declare a default or exercise any remedies under, or to cancel, terminate or modify the Venture Agreement.

(b)       Representations and Warranties of Buyer.  Buyer represents and warrants to Kennecott that the statements contained in this Subsection 3(b) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as set forth in Annex II attached to this Agreement.

(i)        Organization of Buyer.  Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)       Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver this Agreement and the other agreements required to be delivered in connection herewith and to perform its obligations hereunder and thereunder. Upon execution and delivery hereof by each Party, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and the other agreements required to be delivered in connection herewith have been duly authorized by Buyer, including any actions required to be taken by its stockholder and board of directors.

(iii)      Noncontravention.  Neither the execution and the delivery of this Agreement, nor the closing of the transactions contemplated hereby, will (A) violate any provision of Buyer’s certificate of incorporation or bylaws, (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect or a Kennecott Material Adverse Effect, or (C) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, mortgage, deed of trust, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its properties are subject, except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect or a Kennecott Material Adverse Effect. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement (other than under the Hart-Scott-Rodino Act and applicable federal securities laws relating to private placements), except where the failure to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency would not reasonably be expected to have a Buyer Material Adverse Effect or a Kennecott Material Adverse Effect.

(iv)      Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Kennecott, or, if the Closing does not occur, any of the Companies could become liable or obligated.

(v)       Investment.  Buyer acknowledges that the Shares have not been and will not be registered under the Securities Act or any state securities law. Buyer is an “accredited investor” under such Act and laws and is acquiring the Shares for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. Buyer further acknowledges that the certificates evidencing the Shares may bear the following legend: "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

(c)       Representations and Warranties of Hecla.  Hecla represents and warrants to Kennecott that the statements contained in this Subsection 3(c) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as set forth in Annex II attached to this Agreement.

(i)        Organization of Hecla.  Hecla is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)       Authorization of Transaction.  Hecla has full corporate power and authority to execute and deliver this Agreement and the other agreements required to be delivered in connection herewith and to perform its obligations hereunder and thereunder. Upon execution and delivery hereof by each Party, this Agreement constitutes the valid and legally binding obligation of Hecla, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and the other agreements required to be delivered in connection herewith have been duly authorized by Hecla, including any actions required to be taken by its stockholders and board of directors.

(iii)      Noncontravention.  Neither the execution and the delivery of this Agreement, nor the closing of the transactions contemplated hereby, will (A) violate Hecla’s certificate of incorporation or bylaws, (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Hecla is subject, except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect or a Kennecott Material Adverse Effect, (C) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, mortgage, deed of trust, contract, lease, license, instrument, or other arrangement to which Hecla is a party or by which it is bound or to which any of its properties are subject, except as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect or a Kennecott Material Adverse Effect or (D) result in the imposition or creation of a lien or any other encumbrance upon or with respect to the Hecla Shares. Hecla is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order to consummate the transactions contemplated by this Agreement (other than under the Hart-Scott-Rodino Act, and applicable federal laws relating to private placements), except where the failure to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency would not reasonably be expected to have a Buyer Material Adverse Effect or a Kennecott Material Adverse Effect.

(iv)      Valid Issuance.  The Hecla Shares that are being delivered to Kennecott or its assignee under this Agreement, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

(v)       SEC Documents.  Since January 1, 2006, Hecla has timely filed all reports, proxy statements, registrations statements, forms, schedules and other documents (including all exhibits, schedules and annexes thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, with the Securities and Exchange Commission (the “Hecla SEC Documents”). The Hecla SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to the Hecla SEC Documents, in each case as in effect at the time of its filing and (ii) did not, and any Hecla SEC Documents filed or furnished subsequent to the date of this Agreement but within eighteen (18) months following the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(vi)      Buyer’s Funding.  Hecla will cause Buyer to have or Hecla has or will have as of the date of execution of this Agreement, cash or a lending commitment for all funds necessary to pay the Purchase Price and any other amounts payable at Closing as contemplated by this Agreement, including, without limitation, pursuant to a lending commitment from the Bank of Nova Scotia as evidenced by a letter dated February 6, 2008 from such bank to Hecla (the “Commitment”). Hecla will cause Buyer to have or Hecla has or will have as of the Closing Date, all funds necessary to pay the Purchase Price and any other amount payable at Closing under this Agreement.

(d)       Buyer and Hecla.  Each of Buyer and Hecla represents and warrants to Kennecott that the statements contained in this Subsection 3(d) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

(i)        Information to Buyer and Hecla.  Prior to the Closing Date, one or more members of the Hecla Group has been or is a Participant in the Venture and an active participant in various member and committee meetings and has received various reports and information from the Manager of the Venture. Buyer and Hecla shall be deemed to have actual knowledge of such received information. None of the representations and warranties given or made by Kennecott in this Agreement are, to the Knowledge of Hecla, inaccurate or incomplete. Buyer and Hecla have examined this Agreement including its Annexes, Exhibits and Schedules, and are relying on their own economic and financial analyses of the Companies and their business in establishing the Purchase Price.

(ii)       Compliance With Venture Agreement.  To the Knowledge of Hecla, each of the Companies is in full compliance in all material respects with all applicable terms in its capacity as a Participant pursuant to all applicable terms and requirements of the Venture Agreement and no breach of the Venture Agreement by any member of the Rio Tinto Group has occurred and is continuing or any event or circumstance exists that (with or without notice or the passage of time) may give any member of the Hecla Group the right to declare a default or exercise any remedies under, or to cancel, terminate or modify the Venture Agreement.

(iii)      Disclaimer of Other Representations and Warranties.  EXCEPT AS TO THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH HEREIN AND SUBJECT TO SUBSECTION 3(c)(v) ABOVE, NO COMPANY IN THE HECLA GROUP NOR ANY OF ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL HAVE ANY LIABILITY FOR ANY STATEMENTS, PROJECTIONS, OPINIONS, INFORMATION OR OTHER MATTERS, WHETHER EXPRESS OR IMPLIED, ARISING OUT OF, CONTAINED IN OR DERIVED FROM, ANY INFORMATION PROVIDED TO ANY MEMBER OF THE RIO TINTO GROUP AND THE COMPANIES OR FOR ANY OMISSIONS FROM, OR FAILURE TO CORRECT ANY INFORMATION CONTAINED IN, SUCH INFORMATION AS AFORESAID. EACH COMPANY IN THE HECLA GROUP EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY RELATING TO OR RESULTING FROM THE USE OF SUCH OTHER INFORMATION BY THE COMPANIES OR ANY MEMBER OF THE RIO TINTO GROUP OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES. ONLY THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3, SUBJECT TO THE OTHER LIMITATIONS AND RESTRICTIONS SPECIFIED IN THIS AGREEMENT, WILL HAVE ANY LEGAL EFFECT WITH RESPECT TO ANY INFORMATION PROVIDED TO ANY MEMBER OF THE RIO TINTO GROUP OR THE COMPANIES. WITHOUT LIMITING THE FOREGOING, EXCEPT AS TO THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH HEREIN AND SUBJECT TO SUBSECTION 3(c)(v) ABOVE, NO COMPANY IN THE HECLA GROUP MAKES OR GIVES ANY REPRESENTATION OR

WARRANTY, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY COMPANY IN THE HECLA GROUP, ITS RESPECTIVE ASSETS, LIABILITIES, OBLIGATIONS, OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION (WHETHER COMMUNICATED IN WRITTEN, ORAL, GRAPHIC, ELECTRONIC OR ANY OTHER FORM) TRANSMITTED OR MADE AVAILABLE TO ANY MEMBER OF THE RIO TINTO GROUP OR THE COMPANIES AT ANY TIME PRIOR TO THE CLOSING AND IN ALL CASES, HECLA AND EACH COMPANY IN THE HECLA GROUP SPECIFICALLY EXCLUDE ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, AND THESE AND ANY OTHER SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

4.         Representations and Warranties Concerning the Companies.  Kennecott represents and warrants to Buyer that the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as set forth in the disclosure schedule attached as Annex III to this Agreement.

(a)       Organization, Qualification, and Corporate Power.  Each of the Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities currently conducted by it, requires such qualification, except where the failure to be so qualified or in good standing in foreign jurisdictions has not had or would not be reasonably expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect. Each of the Companies has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Annex III lists the directors and officers of each of the Companies. KJMC is not qualified to do business in any foreign jurisdiction.

(b)       Noncontravention.  Neither the execution and the delivery of this Agreement, nor the closing of the transactions contemplated hereby, will (A) violate any provision of any of the Companies’ certificate of incorporation or bylaws (B) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Companies is subject or except as has not had and would not reasonably be expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect, (C) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, mortgage, deed of trust, contract, lease, license, instrument, or other arrangement to which any of the Companies is a party or by which it is bound or to which any of its properties are subject, except as has not had and would not reasonably be expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect, or (D) result in the imposition or creation of a lien or any other encumbrance upon or with respect to the Shares. Except as set forth in Annex III, the Companies need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement except as not had or would not reasonably be expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect.

(c)       Capitalization.  The entire authorized capital stock of KGCMC consists of 1,000 shares, $1.00 par value, of which 1,000 shares are issued and outstanding. The entire authorized capital stock of KJMC consists of 1,000 shares, $1.00 par value, of which 1,000 shares are issued and outstanding. The Shares represent all of the issued and outstanding shares of the capital stock of the Companies. All of the Shares that are issued and outstanding have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Kennecott. No preferred shares are issued or outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock. KGCMC owns an undivided 57.7505% interest, and KJMC owns an undivided 12.5164% interest, in the Venture pursuant to the Venture Agreement.

(d)       Brokers’ Fees.  Neither of the Companies has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)       Royalties.  Except for royalties paid by the Venture prior to distributions of proceeds, neither of the Companies has any obligation or has received any written demand to pay royalties or make any other material payments out of the proceeds of its respective share of production from the Venture.

(f)        Subsidiaries; Other Businesses.  Neither of the Companies has any subsidiaries. Neither of the Companies currently has any Other Businesses.

(g)        Financial Statements.

(i)        Prior to the execution of this Agreement, Kennecott has delivered to Buyer the Company Financial Statement.

(ii)       The Venture Financial Statement has been prepared in all material respects in accordance with GAAP and fairly presents the financial position of the Venture as at December 31, 2007.

(h)       Events Subsequent to the Venture Financial Statement.  Since the date of the Venture Financial Statement, except as contemplated by this Agreement or disclosed to Buyer and, except for actions approved in connection with the Venture Agreement, neither of the Companies on behalf of the Venture has taken any material action (or omitted to take any material action) or entered into any material transaction (or omitted to enter into any material transaction) outside the Ordinary Course of Business.

(i)        Legal Compliance.  To the Knowledge of Kennecott, neither of the Companies has directly or on behalf of the Venture received any written notice that remains outstanding that asserts noncompliance with any material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state or local governments (and all agencies thereof), except those which have not had or would not reasonably be expected to have a Companies Material Adverse Effect and except with respect to Environmental, Health and Safety Matters, which are covered in Subsection 4(p) below.

(j)        Tax Matters.

(i)        Except where the failure to pay or establish adequate reserves in accordance with IAS for Taxes has not had or would not be reasonably expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect, all Tax Returns required to be filed by Kennecott in respect of the Companies or by any of the Companies have been filed in a timely manner (taking into account all extensions of due dates), and Kennecott has paid, or established adequate reserves in accordance with IAS on behalf of it and the Companies, for all Taxes required to be paid (whether or not shown on any Tax Return). Except where a claim has not had or would not reasonably be expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect, no claim has ever been made by an authority in a jurisdiction where one of the Companies does not file Tax Returns that such Company is or may be subject to tax in that jurisdiction.

(ii)       Except for any deficiency, notice of audit, or waiver of statute of limitation that has not had or would not be reasonably expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect, (A) no deficiencies for any Taxes have been asserted or assessed in writing against Kennecott in respect of the Companies or against any of the Companies that remain unpaid, (B) neither Kennecott nor any of the Companies have received notice of any audit or other proceeding with respect to Taxes, and (C) no waivers of statutes of limitation are in effect in respect of Taxes for any of the Companies.

(iii)      Kennecott filed a consolidated federal Income Tax Return with each of the Companies for the taxable year immediately preceding the current taxable year and is eligible to make a Code Section 338(h)(10) election to treat the sale of the stock of each of the Companies as a sale of its assets.

(iv)      Except as where a liability has not had or would not be reasonably expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect and excepting liabilities indemnified under Section 8 or agreements or other arrangements subject to termination under Section 8(j), none of the Companies has any liability for the Taxes of any Person (other than such Company): (A) under Reg. Sec. 1.1502-6, or any similar provision of state, local or foreign law, except for liabilities of any member of the consolidated group of which Kennecott is a member, (B) as a transferee or successor, (C) by contract or (D) otherwise.

(k)       Corporate Records.  To the Knowledge of Kennecott, the copies of the Certificate of Incorporation and the Bylaws, and all amendments thereto, of each of the Companies that will be delivered to Buyer as at Closing are true, correct, and complete copies. To the Knowledge of Kennecott, the minutes and other corporate record books of the Companies, copies of which will be delivered to Buyer at Closing, will contain minutes of all meetings of, and consents to all actions requiring consent that have been taken without meetings by, the board of directors (and committees thereof) and stockholder of each of the Companies.

(l)        Contracts; Permits.  Annex III lists each material contract or agreement pertaining to the Venture and having a financial obligation in excess of $500,000 or a term of more than one year to which the Companies or the Venture is a party or by which any of the assets of the Companies or the Venture are bound (collectively, the “Material Contracts”), and each material permit, license, lease or similar document pertaining to the Venture to which the Companies or the Venture is a party or by which any of the assets of the Companies or the Venture are bound (“Material Permits”). Kennecott has made or will make available to Buyer copies of the Material Contracts and the Material Permits that will continue on behalf of the Venture following the Closing. Neither the execution of this Agreement, nor the Closing, nor any of the other transactions contemplated hereby shall require any consent or approval or give rise to any breach, termination, adjustment, fee, or escalator under any of the Material Contracts and Material Permits. None of the Companies has received any notice in writing that remains outstanding asserting a material breach of any of the Material Contracts or the Material Permits.

(m)      Litigation.  There are no actions, suits, or proceedings pending or, to the Knowledge of Kennecott, no actions, suits, proceedings, inquiries, or investigations threatened in writing against or affecting either of the Companies at law or in equity before, and there are no orders, judgments or decrees of or before, any court or administrative agency, in each case, which has had or would reasonably be expected to have a Companies Material Adverse Effect.

(n)       Employees.  Annex III sets forth a list of job titles of current employees of the Companies, their birth dates, hire dates and current earnings. Certain personnel are foreign employees as to whom Buyer will need to revise and reapply for worker authorization. In addition, Annex III sets forth the names of certain employees who will be transferred from the Companies to other Kennecott Affiliates prior to Closing. Provided, however, pursuant to the Transition Services Agreement, the services of such employees will be provided for a transition period. The closing of the purchase of the Shares by Buyer as contemplated by this Agreement will not give rise to any termination, severance, change-in-control, 280(G), or similar payment, benefit, or tax with respect to any employees of the Companies for which the Companies, the Venture, Hecla, or Buyer shall have any liability.

(o)       Employee Benefits.  Annex III sets forth a list of, and Kennecott has delivered to Buyer summaries of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Pension Plans") and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements, and other employee fringe benefit plans maintained, or contributed to, by the Companies for the benefit of any current or former officers or employees of the Companies or with respect to which the Companies have any liability (all of the foregoing, including Pension Plans, being herein referred to as "Benefit Plans"). Kennecott has delivered or will promptly deliver copies of all such plans.

(p)       Environmental, Health, and Safety Matters.

(i)        Material Permits.  Each of the Companies possesses (or has applied for) all the necessary environmental, health safety and applicable permits, licenses, registrations, and governmental approvals and authorizations in connection with the Venture, or its operations or facilities except where the failure to possess the same would not reasonably be expected to have a Companies Material Adverse Effect. Kennecott has made or will promptly make available to Buyer copies of all such documents and materials and all bonds or other forms of surety obtained by any of the Companies or joined in by Kennecott in connection with the Venture, or its operations or facilities.

(ii)       Notice of Violations.  Annex III lists, to the Knowledge of Kennecott, any written notice that remains outstanding from any governmental agency regarding any actual or alleged material violation of Environmental, Health and Safety Requirements, relating to the Companies, the Venture, or its operations or facilities, which has had or would reasonably be expected to have a Companies Material Adverse Effect or a Buyer Material Adverse Effect.

(iii)      Exclusive Representations and Warranties.  This Subsection 4(p) contains the sole and exclusive representations and warranties of Kennecott with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health and Safety Requirements.

(q)       Sufficiency of Assets.  Except as set forth in Annex III, and subject to the obligation of each Participant pursuant to the Venture Agreement, the assets of the Companies and the Venture constitute in all material respects, the assets reasonably necessary to operate the business of the Companies and the Venture in the manner presently operated.

(r)        Compliance with Venture Agreement.  To the Knowledge of Kennecott, the Companies are in full compliance in all material respects with all applicable terms and requirements in their capacities as Participants, and, in the case of KGCMC, also in its capacity as Manager, pursuant to the Joint Venture Agreement.

(s)       Disclaimer of Other Representations and Warranties.  EXCEPT AS TO THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH HEREIN, NO COMPANY IN THE RIO TINTO GROUP NOR ANY OF ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL HAVE ANY LIABILITY FOR ANY STATEMENTS, PROJECTIONS, OPINIONS, INFORMATION OR OTHER MATTERS, WHETHER EXPRESS OR IMPLIED, ARISING OUT OF, CONTAINED IN OR DERIVED FROM, ANY INFORMATION PROVIDED TO BUYER OR FOR ANY OMISSIONS FROM, OR FAILURE TO CORRECT ANY INFORMATION CONTAINED IN, SUCH INFORMATION AS AFORESAID. EACH COMPANY IN THE RIO TINTO GROUP EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY RELATING TO OR RESULTING FROM THE USE OF SUCH INFORMATION BY BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES. ONLY THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3 AND THIS SECTION 4, SUBJECT TO THE OTHER LIMITATIONS AND RESTRICTIONS SPECIFIED IN THIS AGREEMENT, WILL HAVE

ANY LEGAL EFFECT WITH RESPECT TO ANY INFORMATION PROVIDED TO BUYER OR HECLA. WITHOUT LIMITING THE FOREGOING, EXCEPT AS TO THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH HEREIN, NO COMPANY IN THE RIO TINTO GROUP MAKES OR GIVES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE COMPANIES, ITS RESPECTIVE ASSETS, LIABILITIES, OBLIGATIONS, OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION (WHETHER COMMUNICATED IN WRITTEN, ORAL, GRAPHIC, ELECTRONIC OR ANY OTHER FORM) TRANSMITTED OR MADE AVAILABLE TO BUYER AND HECLA AT ANY TIME PRIOR TO THE CLOSING AND IN ALL CASES, KENNECOTT AND EACH COMPANY IN THE RIO TINTO GROUP SPECIFICALLY EXCLUDE ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, AND THESE AND ANY OTHER SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER AND HECLA ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTION 3 AND THIS SECTION 4, BUYER IS PURCHASING THE SHARES ON AN "AS-IS, WHERE IS” BASIS.

5.         Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the date of this Agreement and the Closing.

(a)       General.  Each of the Parties will cooperate with the other and use its reasonable commercial efforts to take all action and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b)       Notices and Consents.  Each of the Parties shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give notices to and make all filings with, all governmental authorities, including, but not limited to, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to this Agreement to consummate the transactions contemplated hereby; and (iv) fulfill all conditions to such Party’s obligations under this Agreement, provided that nothing herein shall require Hecla or Buyer to divest any assets in connection therewith. Each Party to this Agreement shall cooperate fully with the other Parties to this Agreement in promptly seeking to obtain and causing the Companies to obtain all authorizations, consents, orders and approvals, giving such notices, and making such filings. The Parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(c)       Hart-Scott-Rodino Act.  Each of Parties shall file, or cause to be filed, a Notification and Report Form pursuant to the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement within ten (10) business days of the date of this Agreement, shall request early termination of the applicable waiting period under the Hart-Scott-Rodino Act and shall supply promptly any additional information and documentary material that may reasonably be requested by any governmental authority (including, but not limited to, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice) pursuant to the Hart-Scott-Rodino Act or any applicable foreign antitrust law, and shall reasonably cooperate in connection with any filing under any applicable antitrust law and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any governmental authority, including, but not limited to, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice; provided that neither Buyer nor Hecla shall be required to divest any assets in connection therewith. Buyer and Kennecott shall share equally the cost of the filing fee in connection therewith.

(d)       Operation of Business.

(i)        The Companies.  Between the date of this Agreement and the Closing, Kennecott will not, (A) grant or issue any option, warrant or other right to purchase or acquire the Shares, (B) take any action to encumber, or permit any encumbrance to be created with respect to the Shares, (C) dissolve, reorganize or otherwise change the corporate structure of any of the Companies except as contemplated by this Agreement, or (D) allow the Companies to issue any new shares or redeem any of the Shares. Between the date of this Agreement and the Closing, and except as contemplated by this Agreement, or except in the Ordinary Course of Business or except with the consent of the Buyer, which consent will not be unreasonably withheld, delayed or conditioned, Kennecott will cause each of the Companies not to (t) sell, transfer or otherwise dispose of, or encumber in any material way any of its assets, (u) terminate or fail to renew any material contracts or other agreements, (v) terminate or fail to renew or apply for renewal any material licenses or permits, (w) change in any material respect any method of keeping its books of account or accounting practices, (x) enter into any material transaction, agreement or event, (y) cancel any insurance coverage currently in effect (it being understood that all insurance coverage of the Companies will be terminated as of the Closing), or (z) make any dividends or distributions not permitted by Subsection 2(f) above, except for the transfer and elimination of the assets and liabilities of the Other Businesses.

(ii)       The Venture.  Kennecott shall cause the Companies not to take or omit to take any actions outside the Ordinary Course of Business of the Venture except as contemplated by this Agreement or as required under the Venture Agreement.

(e)       Full Access.  Kennecott will continue to permit, and Kennecott will cause the Companies to continue to permit, representatives of Buyer and its accountants, and attorneys to continue to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies or the Venture, to all premises, properties, personnel, books, non-privileged records (including relevant tax records), contracts with respect to the Venture to be continued after the Closing, and documents of or pertaining to the Companies. Kennecott will permit representatives of the Bank of Nova Scotia and of other lenders participating in the financing under the Commitment to have similar access provided that all such representatives and lenders execute and deliver confidentiality agreements reasonably satisfactory to Kennecott, provided, that the form of confidentiality agreement contained in or provided under the Venture Agreement shall be deemed to be reasonably satisfactory, in favor of the Rio Tinto Group pertaining to Rio Tinto Group Confidential Information (other than Venture information). Hecla shall also cause the Buyer to comply with the confidentiality obligations contained in Section 17.1 of the Venture Agreement and Buyer will treat and hold as such any Confidential Information it receives from Kennecott and the Companies and their Affiliates in the course of the reviews contemplated by this Subsection 5(e) as though it were its own Confidential Information, will not use any of the Confidential Information except to conduct due diligence regarding solely the transactions contemplated hereby and, if this Agreement is terminated for any reason whatsoever, will return to Kennecott or the Companies, as applicable, all tangible embodiments (and all copies) of the Confidential Information which are in its possession, other than Confidential Information to which Hecla is entitled to retain pursuant to the Venture Agreement. Any entry onto any Kennecott or Company facilities or Venture property shall be subject to the generally applicable rules and regulations pertaining to visitors, including compliance with all applicable safety, security, and confidentiality requirements. Such access shall be at Buyer’s sole risk, cost and expense.

(f)       Notice of Developments.

(i)        With Respect to Section 4.  Kennecott may elect at any time to notify Buyer in writing pursuant to Subsection 12(f) below if Kennecott determines that any of the representations and warranties in Section 4 above will be untrue as of the Closing Date. Unless Buyer has the right to terminate this Agreement pursuant to Subsection 11(a)(iii) below and exercises that right within the period of 10 business days referred to in Subsection 11(a)(iii) below, the written notice pursuant to this Subsection 5(f)(i) will be deemed to have amended Annex III, to have qualified the representations and warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

(ii)       With Respect to Subsections 3(c)(iv)-(vi) and 3(d).  Hecla and/or Buyer may elect at any time to notify Kennecott in writing pursuant to Subsection 12(f) if Hecla and/or Buyer determines that any of the representations and warranties in Subsection 3(c)(iv)-(vi) and 3(d) above will be untrue as of the Closing Date. Unless Kennecott has the right to terminate this Agreement pursuant to Subsection 11(a)(v) below and exercises that right within the period of 10 business days referred to in Subsection 11(a)(v) below, the written notice pursuant to this Subsection 5(f)(ii) will be deemed to have amended Annex II, to have qualified the representations and warranties contained in Subsection 3(c)(iv)-(vi) and 3(d) above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

(iii)       With Respect to Section 3(c)(iv)-(vi) and 3(d).  Each Party will give prompt written notice to the other if it determines that any of the representations and warranties in Section 3 above will be untrue as of the Closing Date. No disclosure by any Party pursuant to this Subsection 5(f)(iii), however, shall be deemed to amend or supplement Annex I or Annex II (except as pursuant to Subsection 5(f)(ii) above), or to prevent or cure any misrepresentation or breach of warranty.

(g)       Governmental Authorities.  Except with respect to the filing described in Subsection 5(c) above, Buyer and Hecla hereby agree, and shall cause their representatives to agree, not to consult with any representatives or personnel of the United States Forest Service regarding the various mining rights of the Venture, without Kennecott’s prior consultation and consent, except as otherwise provided in this Agreement.

(h)       Assumption of Employment Obligations.  Except for the non-transferring employees and non-resident alien workers referred to in Subsection 4(n) above, as of and immediately after the Closing, Buyer shall cause the Companies to continue to employ their employees at salaries and wages (including bonus and incentive compensation programs) on terms and conditions as are in the aggregate reasonably comparable to those in effect pertaining to such employees immediately prior to the Closing Date; provided that such continued employment shall not be a condition to Closing. Nothing contained in the previous sentence in any way limits the rights of any of the Companies to discharge or terminate employees or change the terms of their employment subsequent to and independent of the Closing.

(i)        Transfer of Employees to Buyer’s Benefit Plans.  As of the Closing Date, Kennecott and the Companies shall cease to be participating employers in the Benefit Plans. Kennecott shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation.

(i)        Pension Plans.  As of the Closing Date, employees of the Companies that participated in the Pension Plans (“Kennecott Pension Participants”) shall fully vest in all such Pension Plans. On and after the Closing Date, Kennecott Pension Participants shall not be entitled to accrue additional benefits. Kennecott Pension Participants’ accrued benefits shall remain in the Pension Plans and be administered by Kennecott in accordance with plan terms. As of the Closing Date, the Buyer shall amend its “employee pension benefit plans” (as defined in section 3(2) of ERISA) (hereafter, “Buyer Pension Plans”), to provide that Kennecott Pension Participants (A) shall be participants in such plans; (B) shall be credited with the service each such participant earned on and before the Closing Date under the Pension Plans (including any “defined contribution plan” as defined in Section 414(i) of the Code); and (C) shall be entitled to a benefit under the Buyer Pension Plans, which will be offset by the accrued benefit under the Pension Plans to which each such participant is entitled (with such offset being only applicable to Kennecott Pension Participants’ service under the Kennecott “defined benefit plan” as defined in Section 414(j) of the Code). In addition, Kennecott Pension Participants participating in Kennecott’s Section 401(k) Pension Plan shall, on and after the Closing Date, be eligible to participate in the Buyer’s Section 401(k) Plan.

(ii)       Welfare Plans.  Employees of the Companies eligible to participate in the Welfare Plans providing for health care coverage benefits (“Kennecott Health Plans”) as listed in Annex III will cease to be eligible to participate in such plans as of the later of the Closing Date, or December 31, 2008 (or such earlier date as Buyer may determine) (the “Cessation Date”), with the cost (including administrative costs) of such coverage being borne by the Buyer. Employees of the Companies that were eligible to participate in the Kennecott Health Plans will continue to be eligible to participate in the Buyer’s “employer welfare benefit plans” (as defined in Section 3(1) of ERISA) providing for health care coverage benefits (“Buyer Health Plans”) on and after the Cessation Date, without a break in coverage. Buyer shall waive, or cause to be waived, any waiting period which may exist for any pre-existing conditions under the Buyer Health Plans. Notwithstanding anything to the contrary herein, the Buyer shall not provide health care coverage benefits of any kind to employees who have retired from the Companies prior to the Closing Date which health care coverage, if any, shall continue to be provided by Kennecott, subject to its right to terminate the same at any time.

(j)        Buyer’s Commitment.  Buyer shall, as soon as practicable, notify Kennecott of any termination, modification or reduction of the Commitment or of any event which is likely to result in a termination, modification or reduction of the Commitment.

(k)       Pre-Closing Tax Covenants.  Without the prior written consent of Buyer, neither Kennecott nor either of the Companies shall, except with regards to Income Taxes and Income Tax Returns of any kind, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to either of the Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to either of the Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of either of the Companies for any period ending after the Closing Date or decreasing any Tax attribute of either of the Companies existing on the Closing Date.

(l)        Transition.  Kennecott will not take any action that is designed and intended to have the effect of discouraging any entity with which any of the Companies has a written contract from continuing a business relationship with such Company after Closing, except for those that will terminate as shown on Annex III and contracts related to the provision of intercompany services by Kennecott and its Affiliates, which, in the latter case, shall be terminated as of the Closing and provided if at all solely as contemplated in the Transition Services Agreement. Any other existing agreement with Kennecott or any other member of the Rio Tinto Group shall terminate as of the Closing Date (but not the Venture Agreement). Buyer will cause all accounts payable for such services to be paid promptly after the Closing Date upon receipt of the invoices for the same.

6.         Post-Closing Covenants.  The Parties agree as follows with respect to the period following Closing.

(a)       General.  In case at any time after Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under this Agreement).

(b)       Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Companies or the Venture (and, in the case of Kennecott, its Affiliates), the other Party will cooperate with it and its counsel in the defense or contest including by making available its relevant books and records.

(c)       Intellectual Property.  To the extent any of the Companies use any intellectual property in connection with the Venture that is owned by any member of the Rio Tinto Group, Kennecott shall, upon Buyer’s request made within one year following the Closing Date, cause such member to grant to Buyer a site-specific, non-transferable, perpetual, royalty-free, paid up license to use the same from and after the Closing Date with no obligation to update or maintain the same following the Closing.

(d)       Name Change.  Promptly after the Closing and in any event within twenty (20) business days following the Closing Date, Buyer shall cause each of the Companies to remove the name “Kennecott” and any derivative thereof from its corporate name (including, in particular, from its certificate of incorporation in Delaware and its certificate of authority in Alaska and any other jurisdiction in which it has authority to conduct business as a foreign corporation, if any) and to discontinue the use of such name, or any derivative thereof, in all contracts, on all signs and letterhead and in all other respects.

(e)       Corporate Records.  As soon as practicable after the Closing, Kennecott shall deliver to Buyer all corporate and other (financial, permitting, accounting, employment, etc.) records of the Companies that relate to the organization or past internal governance of the Companies relating to the Venture, and are maintained by Kennecott, provided that Kennecott and Buyer shall coordinate and agree upon a mutually acceptable schedule for the assembly and delivery of such documents, and provided further that Kennecott may retain a copy of all such documents as well as all other documents provided to Buyer prior to the Closing Date. Following the Closing, Buyer shall afford Kennecott reasonable access to the documents delivered by Kennecott upon reasonable notice and during regular business hours.

(f)        Return of Rio Tinto Group Materials.  Except as provided in Subsection 6(d) above, as soon as practicable following the Closing, Buyer shall deliver to Kennecott all intellectual property and other materials owned by or standing in the name of the Rio Tinto Group and not required for the operation of the Venture or delivered pursuant to the Venture Agreement or this Agreement.

(g)       Acquisitions within the Area of Interest.  For a period of two years following the Closing, neither Kennecott nor any of its Affiliates shall acquire any interest in properties (including any mining claims) adverse to the Buyer within the Area of Interest described in the Venture Agreement, as such area currently exists. If any such acquisition in violation of the foregoing is made, upon demand, Kennecott will cause the quit claim of such interest as so acquired to an entity specified by the Buyer without cost to Buyer.

(h)       Reclamation Bonding.  In the event it is determined that, after the Closing Date, Kennecott or its Affiliates remain directly or indirectly obligated under any bonds or other forms of surety that are required for operations of the Venture under the Environmental, Health and Safety Requirements, Buyer will use its reasonable commercial efforts to meet with any relevant agencies and seek to obtain the full and unconditional release of Kennecott and its Affiliates from any such bonds or other forms of surety. Buyer will provide reasonable advance notice of all such meetings to Kennecott and Kennecott shall be entitled to have a representative present at all such meetings. For any bonds needed for the Venture operations as to which Buyer is unable to effect such releases, Buyer will indemnify, defend and hold harmless Kennecott from any liabilities (whether absolute, contingent or otherwise) relating to the same.

(i)        Non-Solicitation.  Except with respect to the non-transferring employees shown on Annex III, from the date of this Agreement and for one hundred eighty (180) days following the Closing or termination of this Agreement, as the case may be, no Party shall directly or indirectly solicit for employment any Person who is currently employed by either of the Companies, provided, however, nothing herein shall be deemed to preclude the employing of any such Person whose employment is otherwise terminated by the Companies or employment or solicitation of a Person pursuant to a general solicitation of employment.

(j)        Rule 144.  Hecla shall provide current public information within the meaning of Rule 144(c)(1) for at least one year following the Closing Date.

7.	Conditions to Obligation to Close.

(a)       Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:

(i)        Representations and Warranties.   The representations and warranties set forth in Subsection 3(a) and Section 4 above shall not have been determined to be untrue or incorrect in any material respect at and as of the Closing Date. For purposes of this Subsection 7(a)(i) only, the representations and warranties shall be deemed to have been materially untrue or incorrect only if the Adverse Consequences reasonably anticipated to arise in the aggregate for all such breaches exceed $7,500,000.

(ii)       No Default.  No Event of Default by Kennecott or any of the Companies hereunder shall have occurred and be continuing (excluding an Event of Default pursuant to Subsection 9(c) below).

(iii)      No Prohibitions.  There shall not be any injunction, judgment, order, decree, ruling, or charge in effect prohibiting consummation of any of the transactions contemplated by this Agreement.

(iv)      Waiting Periods.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and any applicable foreign antitrust laws shall have expired or otherwise been terminated.

(v)       Consents.  Each of the consents identified in item 4(b) of Annex III shall have been obtained and shall be in full force and effect.

(vi)      FIRPTA Certificate.  Kennecott shall have delivered to Buyer a certificate of the Companies prepared in accordance with Section 1445(b)(2) of the Code and the regulations promulgated thereunder and dated as of the Closing Date.

(vii)     Resignations.  Kennecott shall have delivered to Buyer the duly executed resignations of the officers and directors of each of the Companies effective upon Closing and as of the Closing Date.

Buyer may waive any condition specified in this Subsection 7(a) if it executes and delivers to Kennecott a writing so stating at or prior to the Closing.

(b)       Conditions to Obligation of Kennecott.  The obligation of Kennecott to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:

(i)        Representations and Warranties.  The representations and warranties set forth in Subsection 3(b), 3(c) and 3(d) above shall not have been determined to be untrue or incorrect in any material respects at and as of the Closing Date.

(ii)       No Default.  No Event of Default by Buyer shall have occurred and be continuing (excluding an Event of Default pursuant to Subsection 9(c) below).

(iii)      No Prohibitions.  There shall not be any injunction, judgment, order, decree, ruling, or charge in effect prohibiting consummation of any of the transactions contemplated by this Agreement.

(iv)      Waiting Periods.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

(v)       Consents.  Each of the consents identified in Section 4(b) of Annex III shall have been obtained and shall be in full force and effect.

Kennecott may waive any condition specified in this Subsection 7(b) if it executes and delivers to Buyer a writing so stating at or prior to the Closing.

8.	Tax Matters.

(a)       Indemnification.

(i)        To the extent any Taxes or other liabilities are not taken into account in determining the Post Closing Adjustments under Section 2(f), Kennecott shall be responsible for and shall indemnify and hold harmless Buyer and its Affiliates (including the Companies) against all (A) liabilities for Taxes of the Companies, in each case in respect of Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period (such liability to be determined on a closing of the books method), (B) liabilities pursuant to Treasury Regulation § 1.1502-6 (or any analogous or similar state, local, or foreign Law) for Taxes of Kennecott or any consolidated, combined or unitary group of which Kennecott or either of the Companies is or was a member on or before the Closing Date, and (C) any and all Taxes of any Person (other than the Companies) imposed on either of the Companies as a transferee or successor, which Taxes related to an event or transaction occurring on or before the Closing Date. Notwithstanding anything to the contrary in this Agreement, Kennecott shall not be responsible for any Taxes resulting from events that occur or are deemed to occur after the Closing that are not in the ordinary course of business or specifically contemplated by this Agreement, and Buyer shall indemnify Kennecott for any such Taxes. Subject to Section 8(d) below, Kennecott shall pay to Buyer or the relevant authorities any portion of Taxes which are the responsibility of Kennecott pursuant to this Section 8(a)(i) on the later of (x) five days after Kennecott receives written notice from Buyer requesting such payment and (y) two days prior to the date such Taxes are required to be paid.

(ii)       Buyer shall be responsible for and shall indemnify and hold harmless Kennecott and its Affiliates against all (A) liabilities for Taxes of the Companies, in each case in respect of Taxable periods beginning after the Closing and (B) liabilities for Taxes of the Companies for the portion of any Straddle Period after the Closing (such liability to be determined on a closing of the books method). Notwithstanding anything to the contrary in this Agreement, Buyer shall not be responsible for any Taxes resulting from events that occur or are deemed to occur before the Closing Date that are not in the ordinary course of business or specifically contemplated by this Agreement, and Kennecott shall indemnify Buyer for any such Taxes. Subject to Section 8(d) below, Buyer shall pay to Kennecott or the relevant authorities any portion of Taxes which are the responsibility of Buyer pursuant to this Section 8(a)(ii) on the later of (x) five days after Buyer receives written notice from Kennecott requesting such payment and (y) two days prior to the date such Taxes are required to be paid.

(b)       Filing Responsibility.

(i)        Kennecott shall timely prepare and file, or cause to be timely prepared and filed, all relevant Tax Returns of any of the Companies for all Tax periods ending on or before the Closing Date, and shall timely pay, or cause to be paid, when due, all Taxes due on such returns. Tax Returns other than Income Tax Returns shall be prepared in a manner consistent with prior practice of Kennecott and the respective Companies concerning the income, properties or operations (including all elections and accounting methods and conventions) of the Companies, except as otherwise required by law, rule or regulation. Kennecott shall include the income of each of the Companies (including without limitation any deferred items triggered into income by Reg. Sec. 1.1502-13 and any excess loss account taken into income under Reg. Sec. 1.1502-19) on Kennecott’s consolidated federal Income Tax Returns for all periods through the Closing Date and pay any federal Income Taxes attributable to such income.

(ii)       Kennecott shall timely prepare and file, or cause to be timely prepared and filed, all relevant Income Tax Returns of all Companies for all Straddle Periods (“Straddle Income Returns”), and shall timely pay, or cause to be paid, when due, all Income Taxes relating to Straddle Income Returns. Kennecott shall provide, or cause to be provided, to Buyer a substantially final draft of Straddle Income Returns at least fifteen (15) days prior to the due date for filing such returns, or at least fifteen (15) days prior to the due date for paying Income Taxes due, if any, as shown on such returns, in the event according to the applicable Income Tax provisions, this date comes before such Straddle Income Return’s filing due date, for Buyer’s review and comment. Kennecott shall discuss with Buyer in good faith such revisions to such Straddle Income Returns as Buyer may reasonably request, but shall not be obligated to make such revisions. Buyer shall be responsible for the payment of Income Taxes due with respect to Straddle Income Returns to the extent provided in Section 8(a)(ii).

(iii)      Buyer shall timely prepare and file, or cause to be timely prepared and filed, all relevant Tax Returns other than Income Tax Returns described in Section 8(b)(ii) of all Companies for all Straddle Periods (“Non-Income Straddle Returns”), and shall timely pay, or cause to be paid, when due, all Taxes relating to such Non-Income Straddle Returns. Such Non-Income Straddle Returns shall be prepared in a manner consistent with prior practice of Kennecott and the respective Companies concerning the income, properties or operations (including all elections and accounting methods and conventions) of the Companies, except as otherwise required by law, rule or regulation. Buyer shall provide, or cause to be provided, to Kennecott a substantially final draft of such Non-Income Straddle Returns at least ten (10) days prior to the due date for filing such returns, or at least ten (10) days prior to the due date for paying Taxes due, if any, as shown on such returns, in the event according to the applicable Tax provisions, this date comes before such Non-Income Straddle Return’s filing due date, for Kennecott’s review and comment. Buyer shall discuss with Kennecott in good faith such revisions to such Non-Income Straddle Returns as Kennecott may reasonably request, but shall not be obligated to make such revisions. Kennecott shall be responsible for the payment of Taxes due with respect to such Non-Income Straddle Returns to the extent provided in Section 8(a)(i).

(iv)      Buyer and Kennecott shall provide each other with copies of any Tax Returns of the Companies that it files or causes to be filed pursuant to Sections 8(b)(i), (ii) or (iii) after the Closing (not including any consolidated or combined Tax Return which includes Kennecott or any Affiliate of Kennecott (other than any of the Companies)) no later than 10 days after the filing of such Tax Returns.

(c)       Refunds.  Any refunds or credits of Taxes (including any interest thereon) received by any of the Companies, or by Kennecott with respect to any of the Companies, or credited to any of the Companies attributable to periods ending on or prior to the Closing Date or to portions of Straddle Periods ending as of the Closing Date (as determined on a closing of the books method) (“Kennecott’s Refunds”), shall be for the benefit of Kennecott, and Kennecott shall have the sole right, at its expense, to pursue any Kennecott’s Refunds (including filing amended returns and applying for competent authority or analogous relief) and Buyer shall cause the Companies to pay over to Kennecott any Kennecott’s Refunds immediately upon receipt thereof. In the case of a Kennecott’s Refund that is a credit to any of the Companies, Buyer shall cause such Kennecott entity to pay such Kennecott’s Refund to Kennecott immediately upon receipt of the benefit of such credit through a reduction in any Tax payment required to be made by any of the Companies after the Closing. In addition, if the Taxes with respect to the pre-Closing portion of a Straddle Period of any of the Companies are less than the payments previously made (or deemed made) by the Companies with respect to the pre-Closing portion of such Straddle Period and to the extent such difference has not previously been taken into account in determining the Post Closing Adjustments under Section 2(f), Buyer shall cause the Companies to pay to Kennecott the excess of such previous payments over such Taxes immediately upon the Companies’ receiving the benefit of such excess payments through a reduction in any Tax payment required to be made by the Companies after the Closing. Notwithstanding anything to the contrary herein, Kennecott shall not file an amended return in respect of a Tax Return other than an Income Tax Return in a manner which is inconsistent with Kennecott’s past practices unless, either (i) such amended return is not disadvantageous to Buyer, or (ii) Kennecott obtains Buyer’s consent, not to be unreasonably withheld.

(d)       Audits. Buyer shall promptly notify Kennecott in writing upon receipt by Buyer or its Affiliates of notice of any pending or threatened Tax audits or assessments which may affect the Tax liabilities or indemnification obligations of, or otherwise relate to, Kennecott in respect of Tax periods ending on or prior to the Closing Date or for Straddle Periods. Kennecott shall have the sole right, at its expense, to represent all interests in any such Tax matter (other than a Tax matter directly relating to a Non-Income Straddle Return), including any Tax audit or administrative or court proceeding (“Tax Matters”), and to employ counsel of its choice. Buyer agrees that it will cooperate fully with Kennecott and its counsel in the defense against or compromise of any claim in any said proceeding. Buyer shall have the sole right, at its expense, to represent all interests in any Tax Matter for Tax periods ending after the Closing Date, and with respect to any Non-Income Straddle Return, and to employ counsel of its choice; provided, however, that with respect to any Tax Matter directly relating to a Non-Income Straddle Return, Kennecott shall be kept informed of the progress of such Tax Matter, and Kennecott’s consent shall be required prior to the settlement of any such Tax Matter, which consent shall not be unreasonably withheld.

(e)       Cooperation.  After the Closing, Buyer and Kennecott shall, to the extent relevant to a Tax Matter or Tax Return, promptly make available or cause to be made available to the other, as reasonably requested, and to any Taxing authority, all information, records or documents relating to Tax liabilities, potential Tax liabilities, or refunds of or relating to the Companies for all periods prior to or including the period prior to the day after the Closing Date, other than any information relating to (i) federal income tax obligations of the Companies, (ii) state or local income tax obligations with respect to jurisdictions in which a 338(h)(10) election or a similar type of election was or will be filed, and (iii) any information relating to combined, consolidated or unitary Income Tax Returns. Buyer and Kennecott shall preserve all information, records and documents that might be reasonably requested under this Section 8(e) until the expiration of the applicable statute of limitations relating to Taxes. Buyer and Kennecott shall cooperate with respect to the filing of any Tax Return pursuant to Section 8(b) and Buyer shall cause the Companies to sign or provide any necessary powers of attorney in respect of Tax Returns to be filed by Kennecott pursuant to Sections 8(b)(i) or 8(b)(ii). Buyer shall, and shall cause the Companies to, cooperate with Kennecott with respect to any claim for Kennecott’s Refunds (including filing, at Kennecott’s request, any such claim). Buyer and Kennecott shall cooperate with each other with respect to any Tax Matter. Buyer shall prepare and provide to Kennecott any federal, state, local and foreign Tax information packages requested by Kennecott for Kennecott’s use in preparing its or either Company’s Straddle Income Returns and Tax Returns not related to Income Taxes which Kennecott is required to file pursuant to Sections 8(b)(i) and (ii). Such Tax information packages shall be completed by Buyer and provided to Kennecott within 45 days after Kennecott’s request therefor. Each party shall bear its own expenses in complying with the foregoing provisions.

(f)        Coordination with Other Provisions.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 8 shall be the sole basis for indemnification with respect to Taxes.

(g)       Transfer Taxes.  Buyer and Seller shall each assume one-half of the liability for all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement.

(h)       Tax Elections and Forms.  With respect to Buyer’s acquisition of the Shares in the Companies hereunder, Kennecott and Buyer hereby covenant and agree with each other that they will join in making an election under Section 338(h)(10) of the Code, and the Treasury Regulations promulgated thereunder and any comparable provision of state or local Tax law (the “Section 338(h)(10) Election”). Kennecott will pay any Income Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay such Income Tax. Kennecott and Buyer shall be jointly responsible for the preparation and timely filing of Form 8023 (or any successor form) in connection with the Section 338(h)(10) Election and Kennecott shall cooperate with Buyer to enable Buyer to prepare and file such form and to complete the Section 338(h)(10) Election. For each Kennecott entity for which a Section 338(h)(10) Election is made, the portion of the Purchase Price allocable to such Kennecott entity, the liabilities of such Company and other relevant items shall be allocated to the assets of such Company in accordance with the rules of Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be set forth on a schedule which shall be jointly prepared by Buyer and Kennecott within 75 days following the Closing Date. All allocations contained in such schedule shall be used by Kennecott, Buyer, the Companies and their Affiliates in preparing Form 8883 (or any successor form) and all relevant Tax Returns.

(i)        Period of Limitation.  Any claim for indemnification for Taxes under this Section 8 shall be brought no later than 30 days after the expiration of the statute of limitations for the assessment of Taxes that are the subject of the indemnification claim.

(j)        Termination of Tax Allocation Agreements.  Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Kennecott or any of its Affiliates and any of the Companies shall be terminated as to the Companies effective as of the Closing Date, and payments that are owed by any of the Companies pursuant thereto shall be paid, and all other rights and obligations resulting from such agreements or arrangements with respect to the Companies shall cease at such time and shall be of no further force or effect.

(k)       Survival of Obligations.  The obligations of the Parties set forth in this Section 8 shall be unconditional and absolute and shall survive the Closing.

(l)        Closing Date.  Solely for purposes of this Section 8, the term “Closing Date,” when applied to Taxes other than Income Taxes, shall mean the date of this Agreement, and the “closing of the books method” for such Taxes other than Income Taxes shall be applied as of such date.

9.         Events of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder (whether any such event shall be voluntary or involuntary or result from or be effected by operation of law or pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule, or regulation of any administrative governmental body) and shall be just cause for termination of this Agreement by the non-defaulting Party:

(a)       A Party’s failure to make any payment due hereunder on any due date thereof, which is not fully cured within two (2) Business Days after written notice of the same has been given by the non-defaulting Party;

(b)       A Party’s failure to observe or perform any of its other covenants and obligations hereunder which is not fully cured within ten (10) days Business Days after written notice of the same has been given by the non-defaulting Party;

(c)       The breach of representations or warranties of a Party herein or in any document or certificate given to the other Party in connection herewith or pursuant hereto would be expected, by the end of the period set forth in Section 2(d), to give rise, in the aggregate, to the amount set forth in Section 7(a)(i);

(d)       A Party or any Affiliate of a Party that controls such Party shall (i) become insolvent; (ii) generally not pay its debts (trade or other) as they become due; (iii) file, or consent by answer or otherwise to the filing against it of, a petition of relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iv) make an assignment for the benefit of its creditors; (v) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; or (vi) take corporate action for the purpose of any of the foregoing; (vii) or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by a party, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of a party, or if any such petition shall be filed against a party and such condition is not reversed or such petition shall not be dismissed within thirty (30) days; or (viii) any similar event in any jurisdiction in which a Party is in operation has occurred; or

(e)       Buyer’s Commitment shall be terminated or materially reduced for any reason prior to the receipt by Kennecott of the full Purchase Price.

10.	Remedies for Breach of this Agreement.

(a)       Survival of Representations and Warranties. Except as otherwise expressly provided, all representations and warranties of the Parties in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue in full force and effect for a period of eighteen (18) months following the Closing, after which period neither Party shall have any cause of action whatsoever for the breach of any such representation or warranty, regardless of whether such breach occurred or was discovered before or after Closing, except as follows:

(i)        The representations and warranties contained in Section 3 above shall survive the Closing and continue in full force and effect following the Closing without limitation as to time.

(ii)       The representations and warranties contained in Subsection 4(f) shall survive the Closing and continue in full force and effect following the Closing without limitation as to time, subject to applicable statutes of limitation.

(iii)      The representation and warranties contained in Subsection 4(j) shall terminate as of the Closing.

(iv)      The covenants contained in Subsections 2(g), 2(h), 5(e), 5(g), Section 8 and this Section 10 shall survive the Closing and continue in full force and effect following the Closing without limitation as to time, subject to applicable statutes of limitations.

(b)       Indemnification Provisions for Benefit of Buyer.  In the event Kennecott breaches any of its representations and warranties contained herein or in any other certificate or document delivered pursuant to this Agreement and provided that Buyer makes a written claim for indemnification against Kennecott in accordance with Subsection 12(f) below within the survival period set forth in Section 10(a) above, then Kennecott agrees to indemnify, defend and hold harmless Buyer and the Hecla Group from and against any Adverse Consequences Buyer or any member of the Hecla Group shall actually incur through and after the date of the claim for indemnification (including any Adverse Consequences of the Buyer or the Hecla Group after the end of any applicable survival period) caused proximately by the breach to the extent set forth below:

(i)        Maximum Liability.  The maximum aggregate amount of Adverse Consequences that Buyer and the Hecla Group may recover from Kennecott for all breaches by Kennecott of such representations and warranties contained herein (other than for breaches of Subsections 2(h), 3(a), 4(c), 4(f) and Section 8 above) is an amount equal to $75,000,000. For breaches of Subsections 3(a), 4(c), 4(f) and Section 8, the maximum aggregate amount of Adverse Consequences that Buyer and the Hecla Group may recover from Kennecott is an amount equal to 100% of the Purchase Price. For any breach of Section 2(h), the maximum aggregate amount that Buyer and the Hecla Group may recover is an amount equal to their Adverse Consequences. In no event (other than breach of Subsection 2(h)) shall Buyer’s and the Hecla Group’s aggregate recovery of Adverse Consequences from Kennecott exceed an amount equal to 100% of the Purchase Price.

(ii)       Thresholds.  Kennecott is not liable to make any payment to Buyer or the Hecla Group for any breach of such representations and warranties (other than for breaches of Subsections 2(h), 3(a), 4(c), 4(f), and Section 8 above) (A) if the amount of Adverse Consequences in respect of the breach, or a series of related breaches, is less than $50,000, and (B) until the total of all such Adverse Consequences exceeds $7,500,000, at which point such indemnification obligations shall apply back to the first dollar of Adverse Consequences. This Subsection 10(b)(ii) shall not apply to breaches by Kennecott of Subsections 2(a), 2(h), 3(a), 4(c), 4(f), and Section 8 above.

(iii)      Special Indemnity.  In addition to the foregoing, Kennecott hereby represents and warrants that there are no liabilities relating in any way to the Venture as to which Kennecott or the Companies had actual knowledge or as to which they should have known, acting as prudent operators in the mining industry, which if known, would have been properly shown on the Venture Financial Statement in accordance with GAAP. The foregoing representation shall survive the Closing for a period of eighteen (18) months. If Buyer makes a written claim for indemnification for a breach of the foregoing representation within such survival period, then Kennecott agrees to fully and unconditionally, indemnify, defend and hold harmless Buyer and the Hecla Group from and against any Adverse Consequences that Buyer or Hecla may actually incur through and after the date of the claim for indemnification, including any Adverse Consequences after the end of the applicable survival period; provided, however, the amount of the Adverse Consequences under this clause 10(b)(3) shall be subject to and included in the aggregate thresholds in clause 10(b)(ii) and the limitation in clause 10(b)(ii) that the aggregate recovery of Adverse Consequences from Kennecott under all provisions of this Agreement shall not exceed 100% of the Purchase Price.

(c)       Assumption of Liabilities for Benefit of Kennecott.

(i)        Except with respect to Other Businesses and the matters covered by Section 10(b) or as limited by Section 10(a) above or Section 8 or otherwise expressly provided in this Agreement and the Exhibits, including the Kennecott Guaranty and the

Transition Services Agreement (collectively, the “Kennecott Indemnifications”), as of the Closing Date, no member of the Rio Tinto Group shall have any liabilities (whether absolute, contingent or otherwise) relating in any way to the Companies, the Venture, or any of the Venture’s operations, whether the same arose prior to, on or after the Closing. In addition to the foregoing, and not by way of limitation, subject to the Kennecott Indemnifications, Buyer hereby expressly assumes all liabilities (whether actual, contingent or otherwise) of Kennecott under Section 15.2(c) of the Venture Agreement and expressly waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Kennecott or any other member of the Rio Tinto Group, and, subject to the Kennecott Indemnifications, Hecla on its own behalf and on behalf of any member of the Hecla Group that has been a participant in the Venture, hereby expressly releases Kennecott and every other member of the Rio Tinto Group from any obligation under Section 15.2(c) of the Venture Agreement. Subject to the Kennecott Indemnifications, Buyer further assumes all claims, demands and liabilities (whether absolute, contingent or otherwise) with respect to the Venture or any past, current or future facilities, properties or operations of each of the Companies and all of their respective predecessors relating solely to the Venture and not the Other Businesses, including, without limitation, any matters arising under any Environmental, Health, and Safety Requirements, including any matter related to closure reclamation or remediation of the properties of the Venture or any matter arising under CERCLA, any analogous state law, or the common law.

(ii)       If any member of the Rio Tinto Group incurs any Adverse Consequences (which need not be a final determination or exhaustion of remedies or be required to be accrued according to GAAP) with respect to any such assumptions and releases, then such member of the Rio Tinto Group may immediately commence an action against the Venture, its Participants, the Buyer and Hecla in its capacity as guarantor of the obligations hereunder. Any Adverse Consequences of the Rio Tinto Group pertaining to the same shall be deemed to be “Liabilities and Obligations” as defined in and pursuant to the Hecla Guaranty.

(d)       Matters Involving Third Parties.

(i)        Notice of Claim.  If any third party shall notify a Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 10, then the Indemnified Party shall promptly (and in any event within the earlier of five business days (A) after receiving notice of the Third Party Claim, or (B) prior to the date on which an answer or other response is due) notify the Indemnifying Party thereof in writing.

(ii)       Defense of Claim.  The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. The Indemnified Party shall have the right to participate in any such defense with counsel of its own choosing and at its own cost; provided, however, that the Indemnifying Party shall be solely responsible for all decisions regarding such litigation; provided further, that, to the extent the provisions of Section 8 above conflict with any provision in this Section 10(d), the provisions of Section 8 shall govern.

(iii)      Interim Measures.  Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Subsection 10(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(e)       Determination of Adverse Consequences.  The Parties shall make appropriate adjustments for its pro rata portion of insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 10.

(f)        Waiver Based on Knowledge.  Upon the Closing, each Party shall be deemed to have waived in full (i) any breach of any representation, warranty, covenant or obligation known to such Party prior to or as of the Closing, and (ii) any right to indemnification or any other remedy therefor (except as contemplated by Section 8).

(g)       Exclusive Remedy.  The Parties acknowledge and agree that, if the Closing shall occur, the foregoing indemnification provisions in this Section 10 and the indemnification provisions of Subsections 2(g), 2(h), 6(h) and Section 8 shall be the sole and exclusive remedy of the Parties with respect to each of the Companies and the transactions contemplated by this Agreement, except that the provisions of Section 8 above shall be the sole basis for indemnification with respect to Taxes. In particular, Hecla and its Affiliates, effective as of the Closing, hereby release Kennecott and every other member of the Rio Tinto Group from the operation of Section 15.2(c) of the Venture Agreement and agree that the sole and exclusive remedy of Hecla and its Affiliates for any matter that would have been subject to Section 15.2(c) of the Venture Agreement but for the foregoing release shall be as set forth in this Agreement. In no event shall any Party be required to indemnify or otherwise be responsible under this Agreement for consequential, incidental, punitive or indirect damages (including, without limitation, damages related to diminution in value).

11.	Termination.

(a)       Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)        Mutually.   Buyer and Kennecott may terminate this Agreement by mutual written consent at any time prior to the Closing.

(ii)       By Buyer.  Buyer may terminate this Agreement by giving written notice to Kennecott at any time prior to the Closing if the Closing shall not have occurred on or before 180 days following the execution of this Agreement by reason of the failure of any condition precedent under Subsection 7(a) above (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such claim.

(iii)      By Buyer.  Buyer may terminate this Agreement by giving written notice to Kennecott at any time prior to the Closing as a result of an Event of Default by Kennecott.

(iv)      By Kennecott.  Kennecott may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing shall not have occurred on or before 180 days following the execution of this Agreement by reason of the failure of any condition precedent under Subsection 7(b) above (other than through the failure of Kennecott to comply with its obligations under this Agreement), and Kennecott has not waived such claim.

(v)       By Kennecott.  Kennecott may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing as a result of an Event of Default by Buyer or Hecla.

(b)       Effect of Termination.  If this Agreement is terminated pursuant to Subsection 11(a)(i) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided further, in the event of any other termination pursuant to Subsection 11(a) above, Kennecott shall retain the payment described in Subsection 2(b)(i) above, unless termination is due to the conditions described in Subsection 11(a)(i) or 11(a)(iii) above; and provided, further, that the confidentiality provisions contained in Subsection 5(e) above shall survive any termination of this Agreement. In addition to the foregoing, if Kennecott terminates this Agreement pursuant to Subsection 11(a)(v) above, Hecla and any member of the Hecla Group that is a Participant in the Venture agree that the price they shall pay pursuant to Section 15.6(a) of the Venture Agreement for the interest of KGCMC shall be 115% of the price stated in the notice referred to in said Section 15.6 and Hecla and any member of the Hecla Group that is a Participant in the Venture and the Companies covenant and agree to promptly amend the Venture Agreement to reflect the same.

12.	Miscellaneous.

(a)       Press Releases and Public Announcements.  Except for the announcements of the Parties and/or their Affiliates that have been pre-approved by Hecla and Kennecott for release upon the execution hereof, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without (i) affording the other Parties an opportunity to review and comment on the same and (ii) the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties prior to making the disclosure and shall provide the other Parties with an advance copy of such required disclosure, it being agreed that the extent and content of such required disclosure shall be strictly limited to the requirements of applicable laws, listings or trading agreements).

(b)       No Third-Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)       Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parties, which approval will not be unreasonably withheld, delayed or conditioned.

(d)       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)       Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)        Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Kennecott:

Kennecott Minerals Holding Company

2711 Centerville Road, Suite 400

Wilmington DE  19808

Attention:  President

With a copy to:

Kennecott Minerals Holding Company

224 North 2200 West

Salt Lake City, Utah  84116

If to Buyer or Hecla:

Hecla Mining Company

6500 Mineral Drive, Suite 200

Coeur d’Alene, Idaho  83815

Attention:  CEO & President

Any may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the name or address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving to each other notice in the manner herein set forth.

(g)       Governing Law. The interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, the provisions of this Agreement regarding the corporate approvals and statutory procedures necessary to effect the transactions contemplated by this Agreement shall be interpreted and construed in accordance with domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties further agree that any suit for the enforcement of this Agreement may be brought in the federal district court in New York in the borough of Manhattan or the federal district court in Delaware and consent to the nonexclusive jurisdiction of such courts and the service of process in any such suit being made upon such Party by mail at the address forth above. Each of the Parties hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

(h)       Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Kennecott. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)        Expenses.  Except as expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(k)       Disclosures.  Any disclosure made in this Agreement or in any Annex or Schedule attached hereto is not limited to the particular provision in the Section or Subsection of this Agreement to which it expressly relates, but relates to all applicable provisions of this Agreement. Any disclosure made by a Party shall be deemed a disclosure made to all other Parties hereunder.

(l)        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m)      Waiver.  Each Party hereby waives any and all of its rights to consequential, incidental, indirect and punitive damages of any nature whatsoever on account of any breach of this Agreement.

(n)       Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated by reference and made a part of this Agreement.

(o)       No Admissions.  This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or shall e deemed or construed to give any other Person any legal or equitable rights hereunder. All references herein to the enforceability of agreements with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between the Parties and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any-non-Party, or give rise to any claim or benefit to any non-Party.

(p)       Entire Agreement.  This Agreement (including the Venture Agreement (which shall survive) and the Exhibits, Annexes and Schedules and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

The Parties have executed this Agreement to be effective as of the day and year first above written.

KENNECOTT

Kennecott Minerals Holdings Company, a Delaware corporation

By:	/s/ Kay G. Priestly
Kay G. Priestly
Title:	Authorized Agent

BUYER

Hecla Admiralty Company, a Delaware corporation

By:	/s/ Lewis E. Walde
Lewis E. Walde
Title:	Vice President

HECLA

Hecla Mining Company, a Delaware corporation

By:	/s/ Phillips S. Baker, Jr.
Phillips S. Baker, Jr.
Title:	President and Chief Executive Officer

EXHIBIT G

FORM OF KENNECOTT GUARANTY

This Guaranty (the “Guaranty”), made effective as of _________, 2008 is made by Kennecott Holdings Corporation, a Delaware corporation (“Guarantor”) in favor of Hecla Admiralty Company, a Delaware corporation (“Buyer”) and Hecla Mining Company, a Delaware corporation (together with Buyer, collectively, “Beneficiary”).

RECITALS

A.        Beneficiary and Kennecott Minerals Holdings Company, a Delaware corporation (“Seller”) have entered into that certain Stock Purchase Agreement dated February 12, 2008 (together with the exhibits, annexes and documents incorporated therein by reference, and as may be modified from time to time, the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer all of the issued and outstanding shares of the capital stock of Kennecott Greens Creek Mining Company and Kennecott Juneau Mining Company (the “Acquisition”).

B.        Guarantor owns all of the capital stock of Seller.

C.        In consideration of the Purchase Agreement and the benefits to be obtained by Guarantor, and Seller thereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor has agreed to guarantee all of the liabilities and obligations of Seller under the Purchase Agreement.

GUARANTY

For good and valuable consideration, Guarantor and Beneficiary agree as follows:

1.         Guaranty.  Guarantor and its permitted successors unconditionally and irrevocably guarantee to the Beneficiary, its successors and assigns, the due and punctual payment and performance of all obligations and liabilities (whether absolute, contingent or otherwise) owed by Seller to Beneficiary and their directors, officers agents and employees under the Purchase Agreement (the “Liabilities and Obligations”).

2.         Nature of Guaranty.  Guarantor agrees that this Guaranty is an absolute, unconditional, present and continuing guarantee of payment and performance, not of collection, and that its obligations under this Guaranty shall be primary obligations, it being agreed by Guarantor that its obligations under this Guaranty shall not be discharged until the payment and performance in full of the Liabilities and Obligations by Seller. Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Beneficiary to proceed in respect of the Liabilities and

Obligations against Seller or any other party or against any security for the payment and performance of the Liabilities and Obligations before proceeding against, or as a condition to proceeding against, Guarantor. In no event shall the Beneficiary have any obligation (although it is entitled, at its option) to proceed against Seller before seeking satisfaction from Guarantor. The Beneficiary may proceed under the Purchase Agreement, prior or subsequent to, or simultaneously with, the enforcement of the Beneficiary’s rights hereunder.

3.         Waiver.  Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of any matters described herein, (b) all notices which may be required by statute, rule or law to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under the Purchase Agreement and notice of default or any failure of Seller to perform or comply with any term, covenant or condition of the Purchase Agreement, (c) any requirement of diligence or to exhaust any remedies or to mitigate damages resulting from default under the Purchase Agreement, (d) any defense based on any statute of limitations, and (e) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against Guarantor. Beneficiary, in its sole discretion, may, without any prejudice to its rights under this Guaranty, at any time or times, without notice to or the consent of Guarantor, modify or amend Seller’s Liabilities or Obligations under the Purchase Agreement. The provisions of this Guaranty are for the benefit of the Beneficiary, and nothing herein contained shall impair, as between Seller and the Beneficiary, the obligations of Seller under the Purchase Agreement.

4.         Continued Effectiveness.  This Guaranty shall remain in full force and effect and continue to be effective in the event any petition is filed by or against Seller for dissolution, liquidation or reorganization; in the event Seller becomes insolvent or makes an assignment for the benefit of creditors; in the event a receiver or trustee is appointed for all or any significant part of Seller’s assets; and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Liabilities and Obligations, or any part hereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Beneficiary, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Liabilities and Obligations shall be reinstated and deemed reduced only by such amount paid or performed and not so rescinded, reduced, restored or returned.

5.         Representations and Warranties of Guarantor.  Guarantor represents and warrants to beneficiary that:

(i)        Organization.  Guarantor is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)       Authorization of Transaction.  Guarantor has full corporate power and authority to execute and deliver this Guaranty and to perform its obligations hereunder. The execution, delivery and performance of this Guaranty have been duly authorized by

Guarantor, including any action required to be taken by its stockholder and director. Upon execution and delivery hereof by Guarantor, this Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable in accordance with its terms and conditions.

(iii)      Noncontravention.  Neither the execution and the delivery of this Guaranty, nor the closing of the transactions contemplated hereby, will violate any provision of Guarantor’s certificate of incorporation or bylaws or any indenture, mortgage, deed of trust, agreement or instrument to which Guarantor is a party, or by which Guarantor or any of its property, as the case may be, is bound except as has not had and would not reasonably be expected to have a material adverse effect. Guarantor is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order to execute, deliver and perform its obligations hereunder except where the failure to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency would not reasonably be expected to have a material adverse effect.

6.	Miscellaneous.

(a)       Entire Agreement.  This Guaranty (including the documents referred to herein), and the Purchase Agreement (and Exhibits, Annexes and Schedules thereto, including the Venture Agreement) constitute the entire agreement between Guarantor and Beneficiary relating to the Acquisition and supersedes any other prior understandings, agreements, or representations made by or among the Guarantor or the Beneficiary, written or oral, to the extent they have related in any way to the subject matter hereof.

(b)       Capitalized Terms.  Capitalized terms not defined herein have the meanings given to them in the Purchase Agreement.

(c)       Succession and Assignment.  This Guaranty shall inure to the benefit of the Beneficiary and its successors and assigns and shall be binding on Guarantor and its successors and permitted assigns. Guarantor shall not assign, delegate or otherwise transfer its obligations hereunder, in whole or in part, and any attempt to so transfer in violation of the foregoing shall be void ab initio. Guarantor acknowledges and agrees that Beneficiary may assign its rights hereunder to any member of the Rio Tinto Group.

(d)       Headings.  The section headings contained in this Guaranty are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Guaranty.

(e)       Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Beneficiary:

Hecla Mining Company

6500 Mineral Drive, Suite 200

Coeur d’Alene, Idaho  83815

Attention:  CEO & President

If to Guarantor:

Kennecott Holdings Corporation

224 North 2200 West

Salt Lake City, Utah 84116

Attention:  President

Any notice, request, demand, claim, or other communication hereunder may be sent to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Guarantor’s and Beneficiary’s respective addresses set forth in this Section may be changed by written notice given to the other party in accordance with this Section.

(f)        WAIVER OF RIGHT TO JURY TRIAL.  GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BENEFICIARY, EACH IRREVOCABLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THIS GUARANTY. THE JURY TRIAL WAIVER CONTAINED IN THIS SECTION IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATE TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. THIS GUARANTY MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS GUARANTOR'S WRITTEN CONSENT TO GUARANTOR'S WAIVER OF A JURY TRIAL.

(g)       Governing Law.  This Guaranty shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h)       Amendments and Waivers.  No amendment of any provision of this Guaranty shall be valid unless the same shall be in writing and signed by Guarantor and Beneficiary. No waiver by Beneficiary of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)        Severability.  Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)        Construction.  Guarantor and Beneficiary have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by Guarantor and Beneficiary and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Guaranty. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

Guarantor has executed this Guaranty to be effective as of the day and year first above written.

GUARANTOR:

Kennecott Holdings Corporation, a Delaware corporation

By:
Its:

EXHIBIT J

FORM OF HECLA GUARANTY

This Guaranty (the “Guaranty”), made effective as of _________, 2008 is made by Hecla Mining Company, a Delaware corporation (“Guarantor”) in favor of Kennecott Minerals Holdings Company, a Delaware corporation (“Beneficiary”).

RECITALS

A.        Beneficiary, Hecla Admiralty Company, a Delaware corporation (“Buyer”) and Guarantor have entered into that certain Stock Purchase Agreement dated February 12, 2008 (together with the exhibits, annexes and documents incorporated therein by reference, and as may be modified from time to time, the “Purchase Agreement”), pursuant to which Beneficiary has agreed to sell to Buyer all of the issued and outstanding shares of the capital stock of Kennecott Greens Creek Mining Company and Kennecott Juneau Mining Company (the “Acquisition”).

B.        Guarantor owns all of the capital stock of Buyer.

C.        In consideration of the Purchase Agreement and the benefits to be obtained by Guarantor, and Buyer thereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor has agreed to guarantee all of the liabilities and obligations of Buyer under the Purchase Agreement.

GUARANTY

For good and valuable consideration, Guarantor and Beneficiary agree as follows:

1.         Guaranty.  Guarantor and its permitted successors unconditionally and irrevocably guarantee to the Beneficiary, its successors and assigns, the due and punctual payment and performance of all obligations and liabilities (whether absolute, contingent or otherwise) owed by Buyer to Beneficiary and its Affiliates and their directors, officers agents and employees under the Purchase Agreement (the “Liabilities and Obligations”).

2.         Nature of Guaranty.  Guarantor agrees that this Guaranty is an absolute, unconditional, present and continuing guarantee of payment and performance, not of collection, and that its obligations under this Guaranty shall be primary obligations, it being agreed by Guarantor that its obligations under this Guaranty shall not be discharged until the payment and performance in full of the Liabilities and Obligations by Buyer or Guarantor. Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Beneficiary to proceed in respect of the Liabilities and Obligations against Buyer or any other party or against any security for the payment and performance of the Liabilities and Obligations before proceeding against, or as a condition to proceeding against, Guarantor. In no event shall the Beneficiary have any obligation (although it is entitled, at its option) to proceed against Buyer before seeking satisfaction from Guarantor. The Beneficiary may proceed under the Purchase Agreement, prior or subsequent to, or simultaneously with, the enforcement of the Beneficiary’s rights hereunder.

3.         Waiver.  Guarantor unconditionally waives (but only in its capacity as Guarantor and not as a party to the Purchase Agreement), to the fullest extent permitted by law, (a) notice of any matters described herein, (b) all notices which may be required by statute, rule or law to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under the Purchase Agreement and notice of default or any failure of Buyer to perform or comply with any term, covenant or condition of the Purchase Agreement, (c) any requirement of diligence or to exhaust any remedies or to mitigate damages resulting from default under the Purchase Agreement, (d) any defense based on any statute of limitations, and (e) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against Guarantor. Beneficiary, in its sole discretion, may, without any prejudice to its rights under this Guaranty, at any time or times, without notice to or the consent of Guarantor, modify or amend Buyer’s Liabilities or Obligations under the Purchase Agreement. The provisions of this Guaranty are for the benefit of the Beneficiary, and nothing herein contained shall impair, as between Buyer and the Beneficiary, the obligations of Buyer under the Purchase Agreement.

4.         Continued Effectiveness.  This Guaranty shall remain in full force and effect and continue to be effective in the event any petition is filed by or against Buyer or Guarantor for dissolution, liquidation or reorganization; in the event Buyer or Guarantor becomes insolvent or makes an assignment for the benefit of creditors; in the event a receiver or trustee is appointed for all or any significant part of Buyer or Guarantor’s assets; and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Liabilities and Obligations, or any part hereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Beneficiary, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Liabilities and Obligations shall be reinstated and deemed reduced only by such amount paid or performed and not so rescinded, reduced, restored or returned.

5.	Miscellaneous.

(a)       Representations and Warranties.  The representations and warranties of Guarantor in Section 3(c)(i)-(iii) in the Purchase Agreement are incorporated herein by reference and repeated mutatis mutandis with respect to Guarantor in its capacity as Guarantor, as if fully set forth herein.

(b)       Entire Agreement.  This Guaranty (including the documents referred to herein), and the Purchase Agreement (and Exhibits, Annexes and Schedules thereto, including the Venture Agreement) constitute the entire agreement between Guarantor and Beneficiary relating to the Acquisition and supersedes any other prior understandings, agreements, or representations made by or among the Guarantor or the Beneficiary, written or oral, to the extent they have related in any way to the subject matter hereof.

(c)       Capitalized Terms.  Capitalized terms not defined herein have the meanings given to them in the Purchase Agreement.

(d)       Succession and Assignment.  This Guaranty shall inure to the benefit of the Beneficiary and its successors and assigns and shall be binding on Guarantor and its successors and permitted assigns. Guarantor shall not assign, delegate or otherwise transfer its obligations hereunder, in whole or in part, and any attempt to so transfer in violation of the foregoing shall be void ab initio. Guarantor acknowledges and agrees that Beneficiary may assign its rights hereunder to any member of the Rio Tinto Group.

(e)       Headings.  The section headings contained in this Guaranty are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Guaranty.

(f)        Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Beneficiary:

Kennecott Minerals Holdings Company

224 North 2200 West

Salt Lake City, Utah 84116

Attention:  President

If to Guarantor:

Hecla Mining Company

6500 Mineral Drive, Suite 200

Coeur d’Alene, Idaho  83815

Attention:  CEO & President

Any notice, request, demand, claim, or other communication hereunder may be sent to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Guarantor’s and

Beneficiary’s respective addresses set forth in this Section may be changed by written notice given to the other party in accordance with this Section.

(g)       WAIVER OF RIGHT TO JURY TRIAL.  GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BENEFICIARY, EACH IRREVOCABLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THIS GUARANTY. THE JURY TRIAL WAIVER CONTAINED IN THIS SECTION IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATE TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. THIS GUARANTY MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS GUARANTOR'S WRITTEN CONSENT TO GUARANTOR'S WAIVER OF A JURY TRIAL.

(h)       Governing Law.  This Guaranty shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i)        Amendments and Waivers.  No amendment of any provision of this Guaranty shall be valid unless the same shall be in writing and signed by Guarantor and Beneficiary. No waiver by Beneficiary of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)        Severability.  Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)       Construction.  Guarantor and Beneficiary have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by Guarantor and Beneficiary and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Guaranty. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

Guarantor has executed this Guaranty to be effective as of the day and year first above written.

GUARANTOR:

HECLA MINING COMPANY

By:
Its: